May 4, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 77k of Form N-SAR dated March 17, 2004, of Voyageur
 Asset Management, Inc. and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Ernst & Young LLP




































251175.1.49